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                                                                    Exhibit 99.2

Contact Clif Valentine    One Oxmoor Place
NPC                       101 Bullitt Lane Suite 450          [NPC LOGO]
Phone 502 326.7033        Louisville, KY 40222
Fax 502 326.7100


PRESS RELEASE



NPC WINS EXCLUSIVE DAYTON HUDSON CORPORATION PROCESSING CONTRACT

DAYTON HUDSON CHOOSES NPC FOR CREDIT CARD PROCESSING

        Louisville, KY May 1, 1997: NPC was awarded a new five year agreement with Dayton Hudson Corporation (DHC) for credit card processing. This agreement represents the renewal of an existing contract NPC had with DHC's Target and Mervyn's divisions. In addition, NPC will also begin processing all credit card transactions for Dayton Hudson Corporation department stores division which includes Dayton's, Hudson's and Marshall Field's. Target will also use NPC's debit and EBT (electronic benefit transactions) processing services.

        "We are delighted that DHC has selected NPC as its exclusive processor. DHC's selection of NPC is a testimonial to NPC's continued strength and commitment to the retail industry." said Tom Wimsett, Executive Vice President of NPC Merchant Services. Recently NPC consolidated its credit and check processing units in a series of aggressive moves NPC is making to refine its customer-focused strategy.

        NPC is a leading provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. NPC is a publicly traded company (NYSE: NAP) with revenues of $373 million in 1996. NPC is 85% owned by National City Corporation (NYSE: NCC), a $50 billion banking and financial services company based in Cleveland, Ohio.



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